Exhibit 10.2

RUSH STREET INTERACTIVE, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION GRANT NOTICE

Pursuant to the terms and conditions of the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time (the “Plan”), Rush Street Interactive, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the right and option to purchase all or any part of the number of shares of the Company’s Common Stock (the “Option Shares”) set forth below (the “Option”) on the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Option:	Non-qualified Stock Option under Article 6 of the Plan.
Participant:
Grant Date:
Total Number of Option Shares:	shares
Exercise Price:	$ per share
Expiration Date:
Vesting Conditions:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, this Option shall vest and become exercisable according to the following schedule, so long as you remain providing active Continuous Service to the Company or an Affiliate from the Grant Date through each such vesting date:

	Vesting Date	Number of Option Shares That Vest

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Stock Option Grant Notice (this “Grant Notice”).  Participant acknowledges that Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice.

This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  In addition, Participant is consenting to receive documents with respect to the Plan and the Option granted hereunder by means of electronic delivery, provided that such delivery complies with the rules, regulations, and guidance issued by the Securities and Exchange Commission and any other applicable government agency.  This consent shall be effective for the entire time that Participant is a Participant in the Plan.

IN ORDER TO RECEIVE THE BENEFITS OF THIS GRANT NOTICE AND THE AGREEMENT, AND FOR THIS OPTION TO BE EFFECTIVE, PARTICIPANT MUST EXECUTE THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”).  IF PARTICIPANT FAILS TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 45 DAYS FOLLOWING THE DATE OF GRANT, THEN:

(1)	THIS AGREEMENT WILL BE OF NO FORCE OR EFFECT AND THIS OPTION WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION; AND
(2)	NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE AGREEMENT.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.

RUSH STREET INTERACTIVE, INC.
By:
Name:
Title:

PARTICIPANT

Name:

Signature Page to

Non-qualified Stock Option Grant Notice

EXHIBIT A

STOCK OPTION AGREEMENT

This Stock Option Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Grant Date set forth in the Grant Notice to which this Agreement is attached by and between Rush Street Interactive, Inc., a Delaware corporation (the “Company”), and _________________ (the “Participant”).  Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.Grant of Option.

(a)Grant; Type of Option.  Effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company hereby grants to the Participant Non-qualified Stock Option (the “Option”) to purchase the total number of shares of Common Stock of the Company equal to the number specified in the Grant Notice (the “Option Shares”).  The Option is being granted pursuant to the terms of the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as then amended (the “Plan”).  The Option will expire on the Expiration Date set forth in the Grant Notice, or earlier as provided in this Agreement or the Plan.

(b)Exercise Price.  The exercise price of each Option Share subject to this Option shall be the exercise price set forth in the Grant Notice (the “Exercise Price”), which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Grant Date.  For all purposes of this Agreement, the Fair Market Value of Common Stock shall be determined in accordance with the provisions of the Plan.

(c)Consideration; Subject to Plan. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of the Plan. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

2.Termination of Continuous Service.

(a)Termination for Reasons Other Than Cause, Death, Disability.  If the Participant’s Continuous Service is terminated for any reason other than Cause, death or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three months following the termination of the Participant’s Continuous Service or (b) the Expiration Date.

(b)Termination for Cause.  If the Participant’s Continuous Service is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

(c)Termination due to Disability.  If the Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date 12 months following the Participant’s termination of Continuous Service or (b) the Expiration Date.

(d)Termination due to Death.  If the Participant’s Continuous Service terminates as a result of the Participant’s death, the vested portion of the Option may be exercised by the Participant’s estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by the Person designated to exercise the Option upon the Participant’s death, but only within the time period ending on the earlier of: (a) the date 12 months following the Participant’s termination of Continuous Service and (b) the Expiration Date.

(e)Extension of Termination Date.  If following the Participant’s termination of Continuous Service for any reason the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements, provided that in no event will the Option be exercisable following the Expiration Date set forth in the Grant Notice.

(f)Treatment of Unvested Options upon Termination.  Any portion of the Option that is not vested as of the date of the Participant’s termination of Continuous Service for any reason shall terminate and expire as of the date of such termination of Continuous Service.

3.Manner of Exercise.

(a)Vesting.  This Option shall not be exercisable for more than the percentage of the aggregate number of Option Shares subject to this Option with respect to which this Option has become vested and exercisable pursuant to the vesting conditions set forth in the Grant Notice.  Notwithstanding the foregoing or anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 12, the Option Shares subject to this Option shall immediately become fully vested and exerciseable upon a termination of Participant’s Continuous Service with the Company or an Affiliate due to Participant’s death or Disability (as defined below).  As used herein, “Disability” means “disability” (or a word of like import) as defined in Participant’s employment agreement or consulting agreement with the Company or an Affiliate in effect at the time of Participant’s termination of Continuous Service or, in the absence of such an agreement or definition, a determination by the Committee that Participant is unable to perform the essential functions of Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any 12-month period.

(b)Election to Exercise.  To exercise the portion of the Option which is vested and exercisable, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver written notice of exercise in a form and in accordance with procedures approved by the Committee or the Board in accordance with Section 6 of the Plan, and the notice of exercise shall be accompanied by payment of the Exercise Price.

(c)Payment of Exercise Price.  The entire Exercise Price of the Option shall be payable, to the extent permitted by Applicable Laws, as follows: (a) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (b) by delivery of outstanding shares of Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate Exercise Price payable with respect to the Option’s exercise, (c) by means of any cashless exercise procedures established with a broker and approved by the Committee and as may be in effect on the date of exercise, (d) by any combination of the foregoing, in each case in accordance with the terms and conditions of the Plan or (e) in any other form of legal consideration that may be acceptable to the Committee or the Board as the administrator of the Plan in accordance with Section 3 thereof.

(d)Issuance of Shares.  Provided that the notice of exercise and payment are in form and substance satisfactory to the Committee or the Board in accordance with Section 6 of the Plan, the Company shall issue the shares of Common Stock registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative which, if applicable, shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

4.Restrictive Covenants.

(a)Non-Disclosure of Confidential Information.

(i)The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company and any of its subsidiaries (collectively, the “Companies”) including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with any of the Companies and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods.  Confidential Information also includes information received by Participant from third parties in connection with Participant’s employment by or service to any of the Companies subject to an obligation to maintain the confidentiality of such information.  Confidential Information does not include information which (a) becomes generally known to and available for use by the public other than as a result of Participant’s violation of this Agreement; (b) is or becomes generally available within the relevant business or industry other than as a result of Participant’s violation of this Agreement; or (c) is or becomes available to Participant on a non-confidential basis from a source other than the Companies, which source is not known by Participant, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Companies.

(ii)Participant acknowledges and agrees that all Confidential Information known or obtained by Participant, whether before or after the Grant Date and regardless of whether Participant participated in the discovery or development of such Confidential Information, is the property of the Company.  Except as expressly authorized in writing by the Company or as necessary to perform Participant’s services while an employee or other service provider of the Company, Participant agrees that Participant will not, during or after Participant’s employment with or service to any of the Companies, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by Participant under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Participant shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

(b)Assignment of Inventions.

(i)Participant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (i) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any of the Companies’ resources and/or within the scope of Participant’s duties to the Companies or that relate to the business, operations or actual or demonstrably anticipated research or development of the Companies, and that are made or conceived by Participant, solely or jointly with others, during Participant’s employment by or service to any of the Companies; or (ii) suggested by any work that Participant performs in connection with any of the Companies, either while performing Participant’s duties to the Companies or on Participant’s own time, will belong exclusively to the Companies (or their designees), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  Participant will keep full and complete written records (the “Records”), in the manner prescribed by the Companies, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Companies.  The Records are the sole and exclusive property of the Companies, and Participant will surrender them upon termination of employment or engagement, or upon any of the Companies’ request.  Participant irrevocably conveys, transfers and assigns to the Companies the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Participant’s employment by or service to any of the Companies, together with the right to file, in Participant’s name or in the name of any of the Companies (or their designees), applications for patents and equivalent rights (the “Applications”).  Participant will, at any time during and subsequent to employment by or service to any of the Companies, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by any of the Companies to perfect, record, enforce, protect, patent or register the Companies’ rights in the Inventions, all without additional compensation to Participant from the Companies.  Participant will also execute assignments to the Companies (or their designees) of the Applications, and give the Companies and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Companies’ benefit.

(ii)In addition, the Inventions are deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Companies, and Participant agrees that the Companies are the sole owners of the Inventions and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Participant.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Companies, Participant hereby irrevocably conveys, transfers and assigns to the Companies all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Participant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, before the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, Participant hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that Participant has any rights in the results and proceeds of Participant’s service to the Companies that cannot be assigned in the manner described herein, Participant agrees to unconditionally waive the enforcement of such rights.  Participant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Participant’s benefit by virtue of Participant being an employee of or other service provider to any of the Companies.

(c)Return of Companies’ Property and Companies’ Information.  Participant agrees to return, promptly following the termination of Participant’s employment with or service to any of the Companies, or earlier if directed by any of the Companies, any and all of the Companies’ property in Participant’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to any of the Companies’ operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in Participant’s possession (including on any personal computer).

(d)Whistleblower Protection.  Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Participant from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Participant uses Participant’s reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential.  Participant does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures.  In addition, Participant has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

(e)Intentionally Omitted.

(f)Acknowledgments by Participant.  Participant acknowledges and agrees that: (i) Participant has occupied or will occupy a position of trust and confidence with the Companies and has or will become familiar with Confidential Information; (ii) the Confidential Information is of unique, very substantial and immeasurable value to the Companies; (iii) the Company has required that Participant make the covenants set forth in this Section 4 as a condition to the execution by the Company of this Agreement; (iv) the provisions of this Section 4 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Companies, and will not, individually or in the aggregate, prevent Participant from obtaining other suitable employment during the period in which Participant is bound by such provisions; (v) the scope of the business of the Companies is independent of location (such that it is not practical to limit the restrictions contained in this Section 4 to a specified county, city or part thereof); (vi) the Companies would be irreparably damaged if Participant were to breach the covenants set forth in this Section 4; and (vii) the potential benefits to Participant available under this Agreement are sufficient to compensate Participant fully and adequately for agreeing to the terms and restrictions of this Agreement.  If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

(g)Breach.  Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that Participant has failed to abide by any of the terms set forth in this Section 4 or the provisions of any other confidentiality covenant in any other agreement by and between the Company or any Affiliate and Participant, then, in addition to and without limiting the remedies set forth in this Section 4, any portion of this Option that remains unexercised as of the date of such determination will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

5.Tax Withholding.  To the extent that the receipt, vesting or exercise of this Award results in compensation income or wages to Participant for federal, state, local and/or foreign tax purposes, Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Common Stock (including previously owned Common Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate.  If such tax obligations are satisfied through net settlement or the surrender of previously owned Common Stock, the maximum number of shares of Common Stock that may be so withheld (or surrendered) shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee.  Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to Participant.  Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or exercise of this Award or disposition of the underlying shares and that Participant has been advised, and hereby is advised, to consult a tax advisor.  Participant represents that Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

6.No Right to Continued Employment, Service or Awards.  For purposes of this Agreement, Participant shall be considered to be employed by or providing services to the Company or an Affiliate as long as Participant remains an employee or service provider of any of the Company, an Affiliate or a corporation or other entity (or a parent or Subsidiary of such corporation or other entity) assuming or substituting a new award for this Award.  Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated employment with or services to the Company (a) when Participant ceases to be an employee or service provider of any of the Company, an Affiliate, or a corporation or other entity (or a parent or Subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs or engages Participant.  Nothing in the adoption of the Plan, nor the award of the Options thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or other service relationship at any time.

7.Non-Transferability.  The Option may be transferred to a Permitted Transferee upon written approval by the Committee.

8.Compliance with Applicable Law.  Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Common Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance of Common Stock hereunder, the Company may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9.Legends.  If a stock certificate is issued with respect to shares of Common Stock issued hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any applicable laws or the requirements of any stock exchange on which the Common Stock is then listed.  If the shares of Common Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

10.Rights as a Stockholder.  Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may become deliverable hereunder unless and until Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Common Stock, except as otherwise specifically provided for in the Plan or this Agreement.

11.Notices.  All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a business day and, if otherwise, on the next business day, (b) one (1) business day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing pursuant to the provisions of this Section 11, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company:

Rush Street Interactive, Inc.
Attn: Legal Department
900 N. Michigan Avenue, Suite 950
Chicago, Illinois 60611

If to Participant:

To the address on file with the Company.

12.Execution of Receipts and Releases.  Any issuance or transfer of Option Shares or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder.  As a condition precedent to such payment or issuance, the Company may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.

13.Legal and Equitable Remedies.  Participant acknowledges that a violation or attempted breach of any of Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining Participant or the affiliates, partners or agents of Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees.  The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction.  Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 13 shall be cumulative and in addition to any other remedies to which such party may be entitled.

14.Consent to Electronic Delivery; Electronic Signature.  In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company.  Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access.  Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

15.Agreement to Furnish Information.  Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

16.Company Recoupment of Awards.  A Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder form time to time by the U.S. Securities and Exchange Commission.

17.Governing Law Jurisdiction; Costs.  The laws of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.  Participant hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum.  Participant will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by Participant of any covenants contained in this Agreement if (i) Participant challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

18.Successors and Assigns.  The Company may assign any of its rights under this Agreement without Participant’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom this Option may be transferred.

19.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

20.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion.  The grant of the Award in this Agreement does not create any contractual right or other right to receive any other Awards in the future.  Future Awards, if any, will be at the sole discretion of the Company.  Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of Participant’s employment with or services to the Company.

21.Amendment.  The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.  The failure of the Company or Committee to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

22.No Impact on Other Benefits.  The value of Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

23.Data Privacy.  Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, job title and other job-related information, tax information, the number of Company shares held or sold by Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”).  Participant acknowledges, understands and agrees that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan.

24.Complete Agreement.  This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, provided, however, the terms of Section 4 are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and Participant with respect to confidentiality and non-disclosure. Notwithstanding anything contained in this Agreement, in the event of any conflict between the vesting term set forth in this Agreement (including any acceleration of vesting or forfeiture of unvested awards) and any terms of an employment agreement, offer letter or similar agreement entered into between the Participant and the Company or its Affiliates, the terms of such employment agreement, offer letter or similar agreement, will control.

25.No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

26.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

27.Language.  This Agreement has been prepared and any communication hereunder shall be made in English language.  The Participant herby confirms that he/she understands the wording of this Agreement and he/she had possibility to ask questions about and negotiate the terms of the Agreement.